Exhibit 99.1

GCO EDUCATION LOAN FUNDING TRUST-1

OFFICER’S CERTIFICATE OF THE

ADMINISTRATOR

Zions First National Bank	Fitch Ratings
717 17th Street, Suite 301	One State Street Plaza
Denver, CO 80202	New York, NY 10004
Attention: Corporate Trust Department	Attention: Structured Finance

Standard & Poor’s Ratings Services	Moody’s Investors Service Inc.
55 Water Street	99 Church Street
New York, NY 10041	New York, NY 10007
Attention: Asset-Backed Surveillance Group	Attention: Structured Finance

Pursuant to Section 2(a) of the Administration Agreement by and among GCO Education Loan Funding Trust-I, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and GCO Education Loan Funding Corp., as Administrator, dated as of March 1, 2003 (the “Agreement”), as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of the Administrator during the 12-month period ended December 31, 2005 and of its performance under the Agreement has been made under the supervision of the undersigned; and (b) to the best of the undersigned’s knowledge, based on such review, the Administrator has fulfilled its obligations in all material respects under the Agreement throughout such year.

GCO EDUCATION LOAN FUNDING CORP., as Administrator

Dated as of: March 13, 2006	By:	/s/ Kenneth C. Rogozinski
	Name:	Kenneth C. Rogozinski
	Title:	Vice President